Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

August 3, 2021

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and six months ended July 3, 2021 and June 27, 2020, in millions of dollars except share and per share amounts.

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
Net sales	$2,430	$1,808	$4,489	$3,491
Operating income	$165	$9	$257	$72
Net earnings (loss) attributable to Seaboard	$176	$(27)	$355	$(130)

Earnings (loss) per common share	$151.56	$(23.51)	$305.59	$(112.33)
Average number of shares outstanding	1,160,779	1,160,779	1,160,779	1,162,307
Dividends declared per common share	$2.25	$2.25	$4.50	$4.50

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on August 23, 2021 to stockholders of record at the close of business on August 13, 2021.